  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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MVB Financial Corp.

(Name of Registrant as Specified In Its Charter)

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MVB FINANCIAL CORP.
301 VIRGINIA AVENUE
FAIRMONT, WEST VIRGINIA 26554-2777
(304) 363-4800

___________________________________________________

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD SEPTEMBER 1, 2011
___________________________________________________

To the Shareholders:

The Special Meeting of Shareholders of MVB Financial Corp. (“MVB”) will be held at 301 Virginia Avenue, Fairmont, West Virginia, at 9:00 a.m. on September 1, 2011, for the purposes of considering and voting upon proposals:

1.	To approve an amendment to the MVB Financial Corp. Articles of Incorporation to provide for an increase from 5,000 to 8,500 the number of authorized preferred shares;

2.
To adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the matters to be considered by the shareholders at the meeting, as more fully described in the accompanying proxy statement; and

3.	To transact any other business that may properly be brought before the meeting or any adjournment thereof. We are not aware of any such matters at this time.

Only those shareholders of record at the close of business on August 10, 2011, shall be entitled to notice of the meeting and to vote at the meeting.

By Order of the Board of Directors,
/s/ Larry F. Mazza

Larry F. Mazza
President and Chief Executive Officer

Please sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the meeting in person.  If you do attend the meeting, you have the option to withdraw your proxy before it is voted.

August 10, 2011

MVB FINANCIAL CORP.
301 VIRGINIA AVENUE
FAIRMONT, WEST VIRGINIA 26554-2777
(304) 363-4800

PROXY STATEMENT
SPECIAL MEETING OF SHAREHOLDERS – SEPTEMBER 1, 2011

MVB Financial Corp. (“MVB” or the “Company”) is furnishing this statement in connection with its solicitation of proxies for use at a Special Meeting of Shareholders of MVB to be held on September 1, 2011, at the time and for the purposes set forth in the accompanying Notice of Special Meeting of Shareholders.

Solicitation of Proxies

MVB’s management, at the direction of MVB’s board of directors, is making this proxy solicitation.  These proxies enable shareholders to vote on all matters scheduled to come before the meeting. If the enclosed proxy is signed and returned, it will be voted as directed; or if not directed, the proxy will be voted “FOR” all of the various proposals to be submitted to the vote of shareholders described in the enclosed Notice of Special Meeting and this proxy statement. A shareholder executing the proxy may revoke it at any time before it is voted by:

•	notifying MVB representatives James R. Martin, Larry F. Mazza or Lisa Wanstreet in person;

•	giving written notice to MVB of the revocation of the proxy. The revocation should be delivered to Lisa J. Wanstreet, Corporate Secretary, 301 Virginia Avenue, Fairmont, West Virginia 26554-2777;

•	submitting to MVB a subsequently-dated proxy; or

•	attending the meeting and withdrawing the proxy before it is voted at the meeting.

MVB will pay the expenses of this proxy solicitation.  In addition to this solicitation by mail, officers and regular employees of MVB and its subsidiary, MVB Bank, Inc. (the “Bank”) may, to a limited extent, solicit proxies personally or by telephone or telegraph, although no person will be engaged specifically for that purpose.

Eligibility of Stock for Voting Purposes

Under MVB’s bylaws, the board of directors has fixed August 10, 2011, as the record date for determining the shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.  Only shareholders of record at the close of business on that date are entitled to notice of and to vote at the special meeting or any adjournment thereof.  The presence, in person, or by properly executed proxy, of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting.  Abstentions will be counted as shares present for purposes of determining the presence of a quorum.  Any shares held in street name that are not voted (“broker non-votes”) in the proposal to amend the Articles of Incorporation will not be included in determining the number of votes.

As of the record date for the special meeting, 2,187,549 shares of the capital stock of MVB were outstanding and entitled to vote.  The principal holders of MVB common stock are discussed under the section of this proxy statement entitled, “Principal Holders of Voting Securities”.  As of the record date, MVB had a total of approximately 1,100 shareholders of record.

1.           PURPOSE OF MEETING

Proposal to Amend MVB’s Articles of Incorporation

General

Under the proposal, the initial portion of Article V of the Company’s Articles of Incorporation would be amended to increase from 5,000 to 8,500 the number of authorized shares of the preferred stock of the Company.  The amendment would read as follows:

ARTICLE V

The amount of the total authorized capital stock of said corporation shall be twelve million five hundred dollars ($12,500,000), which shall be divided into four million (4,000,000) shares of Common Stock with a value of $1.00 each per share, and eight thousand five hundred (8,500) shares of Preferred Stock with a par value of $1,000 per share (“Preferred Stock”)

The other provisions of Article V would remain unchanged.

A copy of the resolution is attached as Exhibit A to this proxy statement.

Under the Company’s current Amended Articles of Incorporation (the “Articles”), the Company has authority to issue up to 4,000,000 shares of common stock and 5,000 shares of preferred stock.  If the shareholders adopt the proposed amendment to the Articles, the Company will continue to be authorized to issue up to 4,000,000 shares of common stock and would be authorized to issue up to 8,500 shares of preferred stock, par value $1,000 per share (the “Preferred Shares”).  The board will be authorized to provide for the issuance of one or more series of Preferred Shares and, in connection with the creation of any such series, to adopt one or more amendments to the Articles determining, in whole or in part, the express terms of any such series to the fullest extent permitted under West Virginia law.  As such, the increased number of the Preferred Shares would be available for issuance without further action by the Company’s shareholders, except as may be required by applicable law.The Company plans to issue Preferred Shares for the purpose described below.

Reasons for Adoption of the Proposed Amendment

The primary objective of the proposed amendment to authorize the issuance of Preferred Shares is to enable the Company to participate in the $30 billion Small Business Lending Fund (the “SBLF”) appropriated to the United States Department of the Treasury (“Treasury”) under the Small Business Jobs Act of 2010.  On March 22, 2011, the Company submitted to Treasury an application to participate in the SBLF.  The Company proposed in its application to sell up to $8,500,000 of senior Preferred Shares to Treasury, which amount represents 2.83% of the Company’s total consolidated risk-weighted assets of $300,658,000 as of June 30, 2011.

The board believes it is advisable to take advantage of the SBLF to raise additional capital to ensure that, during these uncertain economic times, the Company and its subsidiaries are well-positioned to support existing operations as well as anticipated future growth.  Because the Company is not currently authorized under its Articles to issue the requisite senior Preferred Shares to Treasury, it is necessary for the Company to amend its Articles to authorize the issuance of Preferred Shares before it may participate in the SBLF.

Terms of the SBLF

The purpose of the SBLF is to provide capital and incentives to eligible financial institutions to increase small business lending throughout the communities they serve.   The SBLF is a distinct and separate program from the Troubled Asset Relief Program (“TARP”) initiated by Treasury under the Emergency Economic Stabilization Act of 2008.  As such, institutions receiving SBLF investments will not be treated as TARP participants.

Under the SBLF, Treasury will purchase up to $30 billion of senior preferred shares on standardized terms from eligible financial institutions.   These eligible financial institutions can generally apply to issue senior preferred shares to Treasury in aggregate amounts between 1% and 5% of the institution’s risk-weighted assets as reported in the institution’s most recent call report as of the date the institution submits its SBLF application.

On March 22, 2011, the Company applied for an investment by Treasury of $8,500,000, representing 3.04% of the Company’s total consolidated risk-weighted assets of $279,765,000 as of March 31, 2011.  The Company’s application was approved on July 19, 2011.  The Company now has to satisfy all requirements for participation and complete the issuance of the Senior Preferred Shares to Treasury before receiving the capital investment.

Treasury would purchase from the Company senior perpetual noncumulative preferred shares with a liquidation preference of $1,000 per share (the “Senior Preferred Shares”).  The Company would issue 8,500 Senior Preferred Shares to Treasury.  The Senior Preferred Shares would constitute Tier 1 capital and would rank senior to the Company’s common shares.  As required under the SBLF, the Company would contribute at least 90% of the investment amount, or at least $7,650,000, to the Bank.

The Company would be required to pay noncumulative dividends on the Senior Preferred Shares quarterly in arrears.  The rate of the dividend that the Company would pay for a given quarter would be based on the extent in which the Company’s qualified small business lending (“QSBL”) increased during such quarter over a baseline QSBL level equal to the quarterly average of the Company’s QSBL for the four quarters ending June 30, 2010 (the “QSBL Baseline”). Under the SBLF, “QSBL” is defined to include the following types of loans: (a) commercial and industrial loans; (b) owner-occupied nonfarm, nonresidential real estate loans; (c) loans to finance agricultural production and other loans to farmers; and (d) loans secured by farmland.  Excluded from these types of loans, however, and therefore excluded from the calculation of QSBL, are (i) any loan or group of loans to the same borrower and its affiliates with an original principal or commitment amount greater than $10 million; (ii) loans to borrowers who have (or whose ultimate parent company has) more than $50 million in revenues during the most recent fiscal year ended as of the date of loan origination; (iii) the portion of any loans guaranteed by the U.S. Small Business Administration, any other U.S. Government agency or a U.S. Government-sponsored enterprise; and (iv) the portion of any loans for which the risk is assumed by a third party (e.g., the portion of loans that have been participated).  The Company’s expected QSBL Baseline is $53,681,000.

For each of the first nine full calendar quarters after the Company receives the investment, the dividend that it must pay for such quarter will be adjusted depending upon the extent of the Company’s increase in QSBL for the applicable quarter over the QSBL Baseline.  For example, if the Company’s QSBL in a quarter does not increase above the QSBL Baseline, then the dividend that the Company will have to pay for such quarter will be 5%.  Whereas, if the Company’s QSBL for a quarter increased by 5% above the QSBL Baseline, then the dividend that the Company will have to pay for such quarter will be 3%.   Dividend rates for the first nine full calendar quarters after the investment can never be greater than 5%, and can decrease to as low as 1%.   The dividend rate that is in effect at the start of the tenth full calendar quarter after the investment will be the rate that the Company must pay until the end of the first 4.5 years after the investment; provided, however, that if in the ninth full calendar quarter after the investment the Company’s QSBL is not above the QSBL Baseline (i.e., if the dividend owed by the Company for the ninth full calendar quarter after the investment is 5%), then the dividend that the Company must pay will increase to 7% and will remain at such rate through the end of the first 4.5 years after the investment.  After 4.5 years after the investment, the dividend rate will rise to and remain at 9% until all of the Senior Preferred Shares has been fully redeemed by the Company.

If the Company were to miss any of its quarterly dividend payment obligations on the Senior Preferred Shares, then the Company would be required to provide written notice to Treasury stating the rationale of the board’s decision for not declaring the dividend, and the Company would be prohibited, for that quarter and for the next three quarters thereafter, from repurchasing and from declaring or paying any dividends on any other outstanding Preferred Shares or on any outstanding common shares.  After the fourth missed dividend payment, whether or not consecutive, if the Company was not at such time subject to a regulatory determination that it was prohibited from declaring and paying dividends, then the board would be required to certify, in writing, that the Company used its best efforts to declare and pay such dividends in a manner consistent with safe and sound banking practices and the board’s fiduciary obligations.  Upon the fifth missed dividend payment, whether or not consecutive, Treasury would have the right to appoint a representative to serve as an observer on the board, and such right would continue until the Company had made full dividend payments for four consecutive quarters thereafter.  At no point, however, will Treasury have any right to actually appoint members to serve on the board because the Company’s requested SBLF investment is not $25 million or more, which is the threshold under the SBLF that a recipient institution must cross before missed dividend payments can result in Treasury having the right to appoint members to the institution’s board of directors.

If the Company participates in the SBLF, the Company will still be permitted to declare and pay dividends to, or redeem or repurchase equity securities from, holders of common shares so long as the dollar amount of the Company’s Tier 1 capital after giving effect to such payment, redemption or repurchase would still be at least 90% (excluding any net charge-offs and redemptions to Treasury after the Company received the SBLF investment) of the amount of total Tier 1 capital that the Company had when it received the SBLF investment (the “Tier 1 Dividend Threshold”).  During the period from the second anniversary of the capital investment until the day before the tenth anniversary, for every 1% increase in QSBL that the Company achieves above its QSBL Baseline, the Company’s Tier 1 Dividend Threshold will be decreased by a dollar amount equal to 10% of the amount of the original capital investment.

The Senior Preferred Shares would be non-voting shares except with respect to: (a) any authorization or issuance of shares ranking senior to the Senior Preferred Shares; (b) any amendment to the rights of the Senior Preferred Shares; or (c) any merger, exchange, dissolution or similar transaction which would affect the rights of the Senior Preferred Shares.

           With prior regulatory approval, the Company would be able to redeem the Senior Preferred Shares and pay all accrued but unpaid dividends at any time after the investment is made.  Redemptions must occur at 100% of the Senior Preferred Shares’ liquidation preference.  Partial redemptions of Senior Preferred Shares will be permitted so long as in amounts equal to at least 25% of the number of originally issued Senior Preferred Shares.

The Senior Preferred Shares would not be subject to transfer restrictions.  Treasury will be permitted to transfer the Senior Preferred Shares to a third-party at any time.  The Company may merge or sell all, or substantially all, of its assets (including the Senior Preferred Shares) so long as the rights of the Senior Preferred Shares and the obligations of the Company with respect thereto are assumed by the successor entity and equivalent securities are issued by the successor entity.

Treasury has not imposed any executive compensation restrictions or warrant obligations on participants in the SBLF.

The foregoing description of the SBLF is based on the public information currently made available by Treasury regarding the SBLF and does not purport to be complete in all respects.

Pro Forma Effect on the Company’s Financial Statements

           The following discusses the pro forma effect that the SBLF investment will have on the Company’s financial statements.  As indicated above, the Company will sell up to $8,500,000 of Senior Preferred Shares to Treasury, representing 2.83% of the Company’s total consolidated risk-weighted assets of $300,658,000 as of June 30, 2011. The amount of Senior Preferred Shares that the Company would be permitted to sell to Treasury under the SBLF is $3,006,580, representing 1% of the Company’s total consolidated risk-weighted assets of $300,658,000 as of June 30, 2011.  In the event that the amendment to the Company’s Articles of Incorporation is not approved, the Company intends to issue the previously authorized number of shares of preferred stock (5,000) to Treasury for $5,000,000.

 If the Company receives the SBLF investment, stockholders’ equity would increase by the amount of the capital proceeds received from Treasury, net of transaction issuance costs. Costs associated with the transaction are not expected to be material.  If proceeds of $8,500,000 had been received from the Treasury as of June 30, 2011, stockholders’ equity would have increased from the reported amount of $38,874,000 to $47,374,000 on a pro forma basis with $8,500,000 allocated to Preferred Shares and $38,874,000 allocated to common shares.  If the proceeds of $5,000,000 had been received from Treasury as of June 30, 2011, stockholders’ equity would have increased from the reported amount of $38,874,000 to $43,874,000 on a pro forma basis with $5,000,000 allocated to Preferred Shares and $38,874,000 allocated to common shares.

If the Company receives the SBLF investment, total assets held by the Company would also increase by the amount of the capital proceeds received from Treasury, net of transaction issuance costs.  If the proceeds of $8,500,000 had been received from Treasury as of June 30, 2011, total assets would have increased from the reported amount of $454,361,000 to $462,861,000 on a pro forma basis.  If the proceeds of $5,000,000 had been received from Treasury as of June 30, 2011, total assets would have increased from the reported amount of $454,361,000 to $459,361,000 on a pro forma basis.  The following table shows the pro forma impact of the Company’s receipt of the maximum and minimum proceeds from Treasury on the Company’s capital ratios as of June 30, 2011:

	As Reported on June 30, 2011	Pro Forma June 30, 2011
		5,000 Shares	8,500 Shares
Total Risk Based Capital Ratio	14.73%	16.12%	17.07%
Tier 1 Risk Based Capital Ratio	13.84%	15.25%	16.21%
Leverage Ratio	9.28%	10.28%	10.97%

Potential Anti-Takeover Effect of the Amendment

If, for any reason, all of the proposed shares are not issued for the purpose of participation in the SBLF, the proposed amendment to the Articles could have certain anti-takeover effects with respect to the Company.  Specifically, the additional shares of Preferred Shares could be issued so as to make it more difficult for a third party to acquire a majority of the Company’s outstanding voting stock or otherwise effect a change of control in the Company.

Subject to the exercise of its fiduciary duties to the Company and its shareholders, the board will not issue any additional shares of Preferred Shares for any defensive or anti-takeover purpose or with features intended specifically to make any attempted acquisition of the Company more difficult.  Instead, the board intends to issue the proposed shares of Preferred Shares only for the purpose of participating in the SBLF.

Antitakeover Provisions

MVB’s Articles and Bylaws currently contain the following antitakeover provisions:

- Staggered Directors’ Terms.  The directors of MVB are elected for staggered terms of three years with approximately one-third of the directors being elected in any one year.  This provision has the effect of making it more difficult and time consuming for a shareholder who has acquired or controls a majority of MVB’s outstanding common stock to gain immediate control of the board of directors or otherwise disrupt MVB’s management.

- Advance Notice for Director Candidates.  MVB’s Bylaws require that shareholders who intend to nominate candidates for election to the board of directors must give written notice at least 14 but not more than 50, days prior to the date of any shareholders’ meeting called for the purpose of electing directors.  The advance notice requirements in MVB’s Bylaws afford the board of directors the opportunity to consider the qualifications of the proposed nominees and, to the extent necessary, to inform the shareholders about these qualifications.

- 75% Vote Required to Remove Directors.  MVB’s Articles provide that holders of at least 75% of the voting power of shares entitled to vote generally in the election of directors may remove a director.  This provision in MVB’s Articles makes it more difficult for a third party to fill vacancies created by removal with its own nominees.

- MVB’s Articles Contain Supermajority Provisions.  The supermajority provisions in MVB’s Articles and Bylaws provide that the affirmative vote of the holders of at least 75% of the outstanding shares of the voting stock of MVB will be required to amend or repeal provisions in the Articles dealing with the classification of the board of directors, director nominations, appointment to newly created directorships, vacancies of directors, removal of directors and business combinations by unsolicited and unapproved third parties.  The purpose of a supermajority requirement is to prevent a shareholder with a majority of MVB’s voting power from avoiding the requirements of the foregoing by simply repealing them.

- Advance Notice Requirements for Shareholders Proposals.  MVB’s Bylaws require that a shareholder wishing to bring business before an annual meeting of shareholders must give 120 days’ advance notice to MVB before the date of the board’s proxy statement released to shareholders.  This advance notice requirement gives the board the opportunity to consider the shareholder’s proposal and to inform the other shareholders about the proposal and the board’s position regarding it.  This provision could discourage a shareholder from bringing a matter before an annual meeting.

- Fair Price Provision.  MVB’s Articles contain what is known as a “fair price provision.”  The fair price provision requires the approval of at least 75% of MVB’s shares entitled to vote to approve transactions with an interested shareholder except in cases where either (1) price criteria and procedural requirements are satisfied, or (2) a majority of MVB’s board of directors recommends the transaction to the shareholders.  If the minimum price criteria and procedural requirements are met or the requisite approval of MVB’s disinterested directors are given, the normal requirements of West Virginia law would apply.

An “interested shareholder” is any person, other than MVB or any of its subsidiaries, who is, or who was within the two-year period immediately before the announcement of a proposed business combination, the beneficial owner of more than 10% of MVB’s voting power.  It also includes any person who is an assignee of, or has succeeded to, any shares of voting stock in a transaction not involving a public offering which were at any time within the prior two-year period beneficially owned by interested shareholders.  A “disinterested director” is any member of the board of directors of MVB who is not affiliated with an interested shareholder and who was a director of MVB prior to the time the interested shareholder became an interested shareholder.  It also includes any successor to a disinterested director who is not affiliated with an interested shareholder and who was recommended by a majority of the disinterested directors then on the board.

Advantages of MVB’s Anti-Takeover Provisions

The provisions discussed above may constitute defensive measures because they may discourage or deter a third party from attempting to acquire control of MVB.  The purpose of these provisions is to discourage and to insulate the corporation against hostile takeover efforts which MVB’s board of directors might determine are not in the best interests of MVB and its shareholders.  We believe that these provisions are reasonable precautions to ensure that a party seeking control will discuss its proposal with management.

Disadvantages of MVB’s Anti-Takeover Provisions

The classification of the board of directors makes it more difficult to change directors because they are elected for terms of three years rather than one year, and at least two annual meetings instead of one are required to change a majority of the board of directors.  Furthermore, because of the smaller number of directors to be elected at each annual meeting, holders of a minority of the voting stock may be in a less favorable position to elect directors through the use of cumulative voting.  The supermajority provisions make it more difficult for shareholders to effect changes in the classification of directors.

The ability of the board of directors to issue additional shares of common and preferred stock also permits the board of directors to authorize issuance of the stock which may be dilutive and, in the case of preferred stock, which may affect the substantive rights of shareholders without requiring an additional shareholder vote.

Collectively, the provisions may be beneficial to management in a hostile takeover attempt, making it more difficult to effect changes, and at the same time, adversely affecting shareholders who might wish to participate in a takeover attempt.

Proposed Amendment to the Articles

The full text of the proposed amendment to Article V of the Articles is attached to this proxy statement as Exhibit A.   The proposed amendment seeks to raise the amount of authorized Preferred Shares from 5,000 shares to 8,500 shares.  Currently, under the existing Articles, the board is authorized to issue up to 5,000 Preferred Shares in one or more series, from time to time, with full or limited voting power, or without voting power, and with all designations, preferences and relative, participating, optional or other special rights and privileges of, and qualifications, limitations or restrictions upon the Preferred Shares, as may be adopted by the board and set forth in one or more future amendments to the Articles without further shareholder action required.  Notwithstanding the foregoing, the voting rights of any series of Preferred Shares issued by the board may not be greater than the voting rights of the Company’s shares of common stock, except to the extent specifically required with respect to any series of Preferred Shares which may be designated by the board for issuance to Treasury in order for the Company to participate in the SBLF.  The authority of the board with respect to the authorized Preferred Shares includes, but is not limited to, the authority to determine or fix the following with respect to the Preferred Shares:

•	the division of the Preferred Shares into series and the designation and authorized number of Preferred Shares (up to the number of Preferred Shares authorized) in each series;

•	the dividend rate of the Preferred Shares and whether dividends are to be cumulative;

•	whether the Preferred Shares are to be redeemable, and, if so, whether redeemable for cash, property or other rights;

•	the liquidation rights and preferences to which the holders of Preferred Shares will be entitled;

•	whether the Preferred Shares will be subject to the operation of a sinking fund, and, if so, upon what conditions;

•
whether the Preferred Shares will be convertible into or exchangeable for shares of any other class or of any other series of any class of stock and the terms and conditions of the conversion or exchange;

•
the voting rights of the Preferred Shares, which may be full, limited or denied, except as otherwise required by law; provided that the voting rights of any series of Preferred Shares may not be greater than the voting rights of the Company’s common shares;

•	the preemptive rights, if any, to which the holders of Preferred Shares will be entitled, and any limitations thereon;

•
whether the issuance of any additional Preferred Shares, or of any Preferred Shares in any series, will be subject to restrictions as to issuance, or as to the powers, preferences or rights of any of these other series; and

•	any other relative, participating, optional or other special rights and privileges, and qualifications, limitations or restrictions, with respect to the Preferred Shares or any series thereof.

For a discussion of the effect upon the rights of holders of common shares if the Company, as it currently intends to do, were to issue Preferred Shares to Treasury under the SBLF, see “Terms of the SBLF” beginning on page 3 of this proxy statement.

Except for the Preferred Shares contemplated to be issued to Treasury, the Company has no present intention or agreement to issue any such Preferred Shares.  Currently, the only purpose of increasing the authorized Preferred Shares from 5,000 to 8,500 is to participate in the SBLF.

Recommendation and Vote

The affirmative vote of a majority of the shares of Common Stock present at the meeting is required to adopt the proposed amendment to Article V of the Articles.  Common Stock represented by properly executed and returned proxy cards will be voted as specified or, if no instructions are given (except in the case of broker non-votes), will be voted “FOR” the adoption of the proposed amendment to Article V of the Articles.

The board of directors unanimously recommends that shareholders vote “FOR” approval of this proposal.

Principal Holders of Voting Securities

The following shareholders currently beneficially own or have the right to acquire shares that would result in ownership of more than 5% of MVB’s Common Stock as of August 1, 2011:

Name of Beneficial Owner	As of August 1, 2011 Amount and Nature of Beneficial Ownership	Percent of Common Stock
Saad Mossallati 200 Route 98 West, Suite 107 Nutter Fort, WV 26301	145,940*	6.67%

Larry F. Mazza 1000 Johnson Avenue Bridgeport, WV 26330	110,058 **	5.03%

*               Includes 103,262 shares held in ASCENDCO Family, Inc, 3,625 held in ASI and 34,191 shares held in thename of wife and children.
**             Includes 56,100 shares which may be acquired through the exercise of options and 11,152 shares held forbenefit of wife.

Ownership of Securities by Directors and Executive Officers

As of August 1, 2011, ownership by directors and executive officers in MVB was:

	Shares of Stock Beneficially Owned (1)		Percent of Ownership
Stephen R. Brooks	13,214	3.60
Joseph P. Cincinnati	34,461		1.58
Berniece Collis	5,793		.26
Harvey M. Havlichek	26,551		1.21
James R. Martin	58,792	2	2.69
Larry F. Mazza	110,058	2	5.03
Dr. Saad Mossallati	145,940		6.67
Barbara A. McKinney	5,651		.27
Dr. Kelly R. Nelson	17,350		.79
Leonard W. Nossokoff	91,512		4.18
J. Christopher Pallotta	43,985		2.01
Nitesh S. Patel	51,609		2.36
Louis W. Spatafore	14,221	3.65
Wayne Stanley	7,425		.34
Richard L. Toothman	15,053	3.69
Dr. Michael F. Trent	20,153		.92
Samuel J. Warash	21,094		.96
John T. Schirripa	16,009	2.73
Eric L. Tichenor	7,026	2,3	.32
Roger J. Turner	41,151	2	1.89

TOTAL	749,048		34.15%

(1)
Beneficial ownership is determined in accordance with Rule 13(d)-3 under the Securities Exchange Act of 1934 as amended, and includes shares held by adults and immediate family living in the same household and any related entity in which a 10% or greater ownership percentage is maintained.

(2)
Includes shares outstanding and 22,171, 56,100, 3,666, 3,960 and 28,600 shares which may be acquired by Martin, Mazza, Schirripa, Tichenor and Turner, respectively, within 60 days through the exercise of options.

(3)
The following MVB Directors and Executive Officers have MVB stock pledged to secure loans from MVB Bank, Inc.: Director Brooks – 2,230 shares; Director Spatafore – 5,230 shares; Director Toothman – 10,662 shares and CFO Tichenor – 1,000 shares. Each of the above loans was made in the normal course of business. All of these transactions were made substantially the same terms (including interest rates, collateral and repayment terms on loans) as comparable transactions with non-affiliated persons. In each instance, the loan to value ratio of the loan was 70% or less.

2.           ADJOURNMENT OF THE SPECIAL MEETING

In the event there are not sufficient votes at the time of the Special Meeting to adopt the proposed amendment to the Company’s Articles, the Company’s management may propose to adjourn the Special Meeting to a later date or dates in order to permit the solicitation of additional proxies.  Under West Virginia law, no notice of an adjourned meeting need be given to you if the date, time and place of the adjourned meeting are fixed and announced at the Special Meeting.

In order to permit proxies that have been received by the Company at the time of the Special Meeting to be voted for an adjournment, if necessary, the Company has submitted the proposal to adjourn the Special Meeting to you as a separate matter for your consideration.

In this proposal, the Company is asking you to authorize the holder of any proxy solicited by its board of directors to vote in favor of adjourning the Special Meeting and any later adjournments.  If the Company’s shareholders approve the proposal to adjourn the Special Meeting, the Company could adjourn the Special Meeting, and any adjourned session of the Special Meeting, to use the additional time to solicit additional proxies in favor of the proposal to amend the Company’s Articles including the solicitation of proxies from the shareholders that have previously voted against the proposal.  As a result, even if proxies representing a sufficient number of votes against the proposal to amend the Company’s Articles have been received, the Company could adjourn the Special Meeting without a vote on the proposal to amend the Company’s Articles and seek to convince shareholders to change their votes to votes in favor of the adoption of the amendment to the Company’s Articles.

The Company’s board of directors believes that if the number of common shares present or represented at the Special Meeting and voting in favor of the proposal to adopt the amendment to the Company’s Articles is insufficient to adopt the amendment, it is in the best interests of the shareholders to enable the board of directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to adopt the proposed amendment.

Recommendation and Vote

The proposal to adjourn the Special Meeting must be approved by the holders of a majority of the common shares of the Company present in person or by properly executed proxy and entitled to vote at the Special Meeting.

The board of directors unanimously recommends that shareholders vote “FOR” approval of this proposal.

3.           OTHER MATTERS

The board of directors is unaware of any other matters to be considered at the meeting but, if any other matters properly come before the meeting, persons named in the proxy will vote such proxy in accordance with their judgment on such matters.

Delivery of Information

In accordance with SEC Rule 14a-3(e)(i), only one proxy statement is being delivered to multiple security holders at a single address.  Upon request to Lisa J. Wanstreet, Corporate Secretary, MVB will provide a separate copy of the aforementioned document to any shareholder at a shared address to which a single copy was delivered.  Ms. Wanstreet may be contacted by telephone or mail as provided in the Notice of Special Meeting of Shareholders or by e-mail at lwanstreet@mvbbanking.com.  This same procedure may be used to separate any shareholder from multiple shareholder/single address mailings.  In addition, shareholders sharing a single address and receiving multiple copies of the documents may request the delivery of a single copy of the mailing.  Ms. Wanstreet is also the contact for this request.

/s/ Larry F. Mazza Larry F. Mazza
President and Chief Executive Officer

Exhibit A

RESOLUTIONS OF SPECIAL MEETING
OF BOARD OF DIRECTORS OF
MVB FINANCIAL CORP.

WHEREAS, the Board of Directors deems it to be in the best interests of the Corporation to increase the authorized number of shares of Preferred Stock of the Corporation;

THEREFORE, BE IT

RESOLVED, that the first paragraph of Article V of the Articles of Incorporation be amended to read, in its entirety, as follows:

ARTICLE V

The amount of the total authorized capital stock of said corporation shall be twelve million five hundred dollars ($12,500,000), which shall be divided into four million (4,000,000) shares of Common Stock with a value of $1.00 each per share, and eight thousand five hundred (8,500) shares of Preferred Stock with a par value of $1,000 per share (“Preferred Stock”)

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY MVB FINANCIAL CORP.
		For	Against	Abstain
SPECIAL MEETING OF SHAREHOLDERS SEPTEMBER 1, 2011, 9:00 A.M.	1. To approve an amendment to the MVB Financial Corp. Articles of Incorporation to provide for an increase from 5,000 to 8,500 the number of authorized preferred shares.	☐	☐	☐
		For	Against	Abstain
KNOW ALL PERSONS BY THESE PRESENTS, That the undersigned shareholder(s) of MVB Financial Corp. (“MVB”), Fairmont, West Virginia, does (do) hereby nominate, constitute and appoint Shawn R. Boyers, Susan A. Carlock and Lisa J. Wanstreet, or any of them, with full power to act as my (our) true and lawful attorney with full power of substitution for me (us) to vote all the Common Stock of MVB standing in my (our) name on its books at the close of business on August 10, 2011, at the Special Meeting of Shareholders of MVB to be held at 301 Virginia Avenue, Fairmont, West Virginia, on September 1, 2011, at 9:00 a.m., and at any and all adjournments of said meeting, with all the powers the undersigned would possess if personally present, as follows:

2. To adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the matters to be considered by the shareholders at the meeting, as more fully described in the accompanying proxy statement.
		☐	☐	☐
		For	Against	Abstain
	3. To transact any other business that may properly be brought before the meeting or any adjournment thereof.	☐	☐	☐

Unless otherwise specified on this Proxy, the shares represented by this Proxy will be voted “FOR” the propositions listed above and described more fully in the Proxy Statement of MVB distributed in connection with this Special Meeting.  If any other business is presented at said meeting, this Proxy will be voted in accordance with the recommendations of management.

The Board of Directors recommends a vote “FOR” the listed propositions.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

This Proxy, when properly executed, will be voted in the manner directed herein by the share/stockholder of record.  If no direction is made, this Proxy will be voted “FOR” all Proposals.

Please be sure to date and sign this proxy card in the box below.	Date
Sign above Co-holder (if any) sign above

Ç Detach above card, sign, date and mail in postage paid envelope provided. Ç

MVB FINANCIAL CORP.

PLEASE ACT PROMPTLY

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY
IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR
PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE.

Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

PROXY MATERIALS ARE
AVAILABLE ON-LINE AT:

http://www.cfpproxy.com/6932

6932